Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Frank A. Musto
Vice President and
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

APPROVAL OF A MERGER AGREEMENT

BURLINGTON, NEW JERSEY – September 30, 2009 Franklin Electronic Publishers, Incorporated (NYSE AMEX Equities US:FEP), a world leader in electronic handheld information, today reported that a Special Committee of its Board of Directors consisting solely of independent directors had recommended, and its Board of Directors had approved, the execution by the Company of an Agreement and Plan of Merger with Saunders Acquisition Corporation (“Saunders”). Saunders is owned by current senior management of the Company who, together with certain directors and other shareholders of the Company will contribute their Company shares to Saunders.

Pursuant to the Agreement and Plan of Merger, shareholders of the Company, other than Saunders, will receive cash consideration of $2.50 per share. The transaction is subject to approval by a majority of the Company’s shareholders entitled to vote thereon. According to filings with the Securities and Exchange Commission made by Saunders, Saunders will own approximately 41.7% of the total outstanding votes of the Company’s common stock entitled to vote on the transaction. The Company intends to prepare and file a Merger Proxy Statement with the Securities and Exchange Commission as soon as practicable, with a shareholders’ meeting expected to be held in December 2009 or January 2010. The Agreement and Plan of Merger is subject to normal closing and termination provisions for agreements of this kind. Following consummation of the merger, it is expected that the Company will delist its shares from the American Stock Exchange and deregister with the Securities and Exchange Commission.

About Franklin

Franklin Electronic Publishers, Incorporated (NYSE AMEX Equities US:FEP) is a world leader in electronic handheld information, having sold approximately 41,000,000 electronic books. Current titles available directly or through partners number more than 116,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and

Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in Oceania and the European Community. Franklin’s products are available at 49,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Franklin’s filings with the Securities and Exchange Commission.